Exhibit 99.1
News Media contact: Nicole Ducouer (336) 986-7090
Analysts and Investors contact: T.C. Robillard (336) 519-2115

HanesBrands Announces Second-Quarter 2024 Results

•Reports solid second-quarter results with better-than-expected performance in U.S. innerwear business.
•Announced agreement to sell global Champion business and completed exit of U.S. outlet stores in July. Both businesses moved to discontinued operations in second-quarter 2024.
•These strategic actions fundamentally strengthen the Company, creating a more focused, simplified business with more consistent revenue growth, higher margins, strong cash generation, a strong competitive position, and multiple levers to unlock shareholder value over the next several years.
•Adjusts full-year 2024 guidance to reflect continuing operations, with continued visibility for strong profit and EPS growth. Provides third-quarter 2024 guidance. Company expects to pay down approximately $1 billion of debt in second-half 2024 with net proceeds from the announced Champion sale and internal cash generation.
•Earnings presentation, including a bridge from second-quarter results to prior guidance, and recast historical financials are available on the Company’s investor relations website.

WINSTON-SALEM, N.C. (August 8, 2024) – HanesBrands Inc. (NYSE: HBI), a global leader in iconic apparel brands, today announced results for the second-quarter 2024.

“We delivered solid second-quarter results in a challenging consumer and apparel market, including better-than-expected U.S. innerwear performance and margin expansion,” said Steve Bratspies, CEO. “We’ve taken several strategic actions that have fundamentally strengthened and simplified our business, better positioning the Company for consistent revenue growth, higher profit margins, and strong cash generation. We’ve also identified additional savings opportunities to drive a step-function change in our cost structure, which combined with our current margin improvement initiatives and lower interest expense gives us visibility to strong double-digit EPS growth over the next several years. We believe our earnings growth potential and continued debt pay down positions us to unlock significant shareholder value.”

Second Quarter 2024 Continuing Operations Results Summary
•Beginning in second-quarter 2024, global Champion and U.S. outlet store businesses have been reclassified to discontinued operations.

•Net sales from continuing operations decreased 4% compared to prior year as sales declines continued to moderate, as expected. On an organic, constant-currency basis, net sales decreased 1%.
•Gained an additional 40 basis points of innerwear market share in the U.S. as increased marketing investments and product innovation continued to drive point-of-sale trends that outperformed the market.
•With the divestiture of global Champion, the Company is taking action to create the right cost structure for a simpler, more focused business. The Company recognized restructuring and other action-related charges and has specific plans in place to deliver a step-function change in its overall cost structure, including consolidation actions within its supply chain. These actions are expected to further reduce cost and improve operational efficiencies across the organization. As a result, GAAP operating loss from continuing operations was $(63) million and GAAP loss per share from continuing operations was $(0.39).
•Adjusting for restructuring and other action-related charges, adjusted operating profit from continuing operations increased 46% over prior year to $126 million and adjusted earnings per share from continuing operations increased 650% to $0.15.
•Generated $78 million in cash flow from operations in a quarter that historically uses cash.
•Reduced its debt balance for the seventh consecutive quarter. Company expects to pay down approximately $1 billion of debt in the second-half of 2024 through the use of net proceeds from the announced Champion sale and internal cash generation.
Second-Quarter 2024 Results
•Net Sales from continuing operations of $995 million decreased approximately 4% compared to the prior year, with approximately 150 basis points due to the unfavorable impact from foreign exchange rates and approximately 130 basis points due to last year’s U.S. Sheer Hosiery divestiture. On an organic constant currency basis, net sales decreased approximately 1%, or $11 million, compared to last year, with better-than-expected innerwear sales in the U.S. essentially offset by the expected macroeconomic headwinds in Australia.
•Gross Profit and Gross Margin were $307 million and 30.8%, respectively. Adjusted Gross Profit, which excludes certain costs related to restructuring and other action-related charges, increased 11% over last year to $396 million. Adjusted Gross Margin of 39.8% increased approximately 525 basis points as compared to second-quarter 2023. The year-over-year improvement was driven primarily by lower input costs as the Company continues to anniversary the impact from peak inflation as well as the benefits from cost savings initiatives.
•Selling, General and Administrative (SG&A) Expenses increased 29% to $370 million as compared to last year. Adjusted SG&A Expenses, which exclude certain costs related to restructuring and other action-related charges, were $270 million and consistent with prior year. As a percent of net sales, adjusted SG&A expense of 27.1% increased 100 basis points over prior year. The year-over-year increase was driven by a 125 basis point increase in brand marketing investments within the U.S. innerwear business, which was partially offset by benefits from cost savings initiatives and disciplined expense management.

•Operating Loss and Operating Margin in second-quarter 2024 were $(63) million and (6.3)%, respectively. Adjusted Operating Profit increased 46% over prior year to $126 million and Adjusted Operating Margin increased 430 basis points to 12.7% as compared to second-quarter 2023.
•Interest Expense and Other Expenses for second-quarter 2024 were approximately $50 million and $11 million, respectively, which compared to approximately $59 million and $7 million, respectively, in the prior year.
•Tax Expense for second-quarter 2024 was $12 million as compared to $13 million in the prior year period. Effective and Adjusted Tax Rates for second-quarter 2024 were (10)% and 19%, respectively. For second-quarter 2023, the effective and adjusted tax rates were 323% and 62%, respectively. The Company's effective tax rate for 2024 and 2023 is not reflective of the U.S. statutory rate due to valuation allowances against certain net deferred tax assets.
•Loss from continuing operations totaled approximately $(137) million, or $(0.39) per diluted share in second-quarter 2024. This compares to a loss from continuing operations of $(9) million, or $(0.03) per diluted share, last year. Adjusted Income from continuing operations totaled $53 million, or $0.15 per diluted share. This compares to adjusted income from continuing operations of $8 million, or $0.02 per diluted share, in second-quarter 2023.
See the Note on Adjusted Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details of actions, which include restructuring and other action-related charges.
Second-Quarter 2024 Business Segment Summary
Beginning with second-quarter 2024, the Company realigned its reporting segments to U.S. and International given the reclassification of certain businesses to discontinued operations. Both segments include innerwear and non-innerwear products. The International segment reflects businesses in Australia, the Americas and Asia.
•U.S. net sales decreased 1% as compared to prior year. Despite the expected market decline in the quarter, the Company’s strategy of consumer-centricity is working. The Company gained another 40 basis points of innerwear market share in the quarter as increased marketing investments as well as innovation in its Hanes, Maidenform and Bali brands helped drive retail space gains, attract younger consumers, and generate point-of-sale trends that outperformed the market. In the quarter, its Hanes Originals and Maidenform M innovation product lines delivered strong year-over-over sales growth. The Company also launched Bali Breathe, its biggest innovation behind the brand in over a decade.
Operating margin of 21.4% increased approximately 470 basis points over prior year. The increase was driven by lower input costs and benefits from cost savings initiatives, which helped fund a 50% increase in brand marketing investments to drive consumer demand behind new product innovation in both Men’s and Women’s.

•International net sales decreased approximately 4% on a reported basis, including $15 million from unfavorable foreign exchange rates. International sales increased 2% on a constant currency basis compared to prior year with growth in the Americas and Asia more than offsetting the expected macroeconomic-driven decline in Australia.
Operating margin of 12.0% increased approximately 380 basis points compared to prior year driven by lower input costs and benefits from cost savings initiatives.
Cash Flow, Balance Sheet and Liquidity
•Total liquidity position at the end of second-quarter 2024 was more than $1.3 billion, consisting of $214 million of cash and equivalents and more than $1 billion of available capacity under the Company’s credit facilities.
•Based on the calculation as defined in the Company’s senior secured credit facility, the Leverage Ratio at the end of second-quarter 2024 was 4.6 times on a net debt-to-adjusted EBITDA basis, which was below its second-quarter 2024 covenant of 6.63 times and below 5.6 times at the end of second-quarter 2023 (See Table 6-B).
•Inventory at the end of second-quarter 2024 of $938 million decreased 20%, or $235 million, year-over-year. The year-over-year decrease was driven predominantly by the benefits of its inventory management capabilities, including SKU discipline and lifecycle management, and lower input costs as the Company continued to anniversary the impact from peak inflation.
•Cash Flow from Operations was $78 million in second-quarter 2024 as compared to $88 million last year. Free Cash Flow was $71 million in second-quarter 2024 as compared to $78 million in second-quarter 2023.
Additional Information on Global Champion Business Sale
As announced on June 5, 2024, the Company has entered into a definitive agreement with Authentic Brands Group (ABG) to sell the global Champion business. As noted above, along with the U.S. outlet store business that was exited in July, the global Champion business has been reclassified to discontinued operations.
The Company is on-track to complete the sale of the global Champion business in the second half of 2024 and continues to expect net proceeds of approximately $900 million, including working capital adjustments and customary transaction costs and excluding an additional contingent cash consideration of up to $300 million. On the day of closing, Hanesbrands expects to receive approximately 90%, or over $800 million, of the net proceeds, and expects to transfer the Champion IP as well as the operations of the Collegiate and European businesses. Hanesbrands expects to transfer ownership of the remaining Champion businesses, excluding Japan, from the time of close through the end of January 2025, upon which it expects to receive the remaining 10%, or approximately $100 million, of net proceeds.
Hanesbrands expects to continue operating the Champion Japan business as a licensee for a temporary period of time after January 2025 until it is ultimately transitioned to ABG in accordance with the terms of the definitive agreement. While the Company expects this business to be classified as Discontinued Operations in the future, it is currently reported as part of the Company’s Continuing Operations results. The Champion Japan business is expected to generate approximately $120 million of sales at a low single-

digit operating margin, which is consistent with prior year, and is reflected in the Company’s current 2024 Continuing Operations guidance.

Third-Quarter and Full-Year 2024 Financial Outlook
Current 2024 guidance metrics, which are based on continuing operations and reflect the global Champion and U.S. outlet store businesses being reported in discontinued operations, are not comparable to prior 2024 guidance metrics given on May 9, 2024. Financial results for prior periods have been recast for discontinued operations and are available in the supplemental section of the Company’s investor relations homepage (www.hanes.com/investors).
The Company is providing guidance on tax expense due to the expected fluctuation of its quarterly tax rate, stemming from the deferred tax reserve matter previously disclosed in fourth-quarter 2022. Importantly, the reserve does not impact cash taxes. Some portion of the reserve may reverse in future periods.
The Company closed the sale of its U.S. Sheer Hosiery business on September 29, 2023. For the full year 2023, its U.S. Sheer Hosiery business generated $50 million of net sales and an operating loss of $(2) million. For third-quarter 2023, its U.S. Sheer Hosiery business generated approximately $17 million of net sales and an operating loss of less than $(1) million.
For fiscal year 2024, which ends on December 28, 2024, the Company currently expects:
•    Net sales from continuing operations of approximately $3.59 billion to $3.63 billion, which includes projected headwinds of approximately $50 million from last year’s U.S. Sheer Hosiery divestiture and approximately $40 million from changes in foreign currency exchange rates. At the midpoint, this represents an approximate 4% decrease as compared to prior year on a reported basis and an approximate 2% decrease on an organic constant currency basis.
•    GAAP operating profit from continuing operations of approximately $151 million to $171 million.
•    Adjusted operating profit from continuing operations of approximately $395 million to $415 million, which includes a projected headwind of approximately $9 million from changes in foreign currency exchange rates.
•    Pretax charges for restructuring and other action-related charges of approximately $244 million.
•    GAAP Interest expense of approximately $210 million, which includes approximately $10 million of accelerated amortization. Adjusted Interest expense of approximately $200 million. Both GAAP and Adjusted interest expense reflect the pay down of debt from the use of net proceeds from the announced Champion sale and internal cash generation.
•    GAAP and Adjusted Other expenses of approximately $40 million.
•    GAAP and Adjusted Tax expense of approximately $45 million.
•    GAAP loss per share from continuing operations of approximately $(0.41) to $(0.35).

•    Adjusted earnings per share from continuing operations of approximately $0.31 to $0.37.
•    Cash flow from operations of approximately $200 million.
•Capital investments of approximately $50 million, consisting of approximately $40 million of capital expenditures and approximately $10 million of cloud computing arrangements. Per GAAP, capital expenditures are reflected in cash from investing activities and certain cloud computing arrangements are reflected in Other Assets within cash flow from operating activities. The approximate $10 million of cloud computing arrangements is factored into the full year cash flow from operations guidance of approximately $200 million.
•    Free cash flow of approximately $160 million.
•    Fully diluted shares outstanding of approximately 353 million.
For third-quarter 2024, which ends on September 28, 2024, the Company currently expects:
•    Net sales from continuing operations of approximately $920 million to $950 million, which includes projected headwinds of approximately $17 million from last year’s U.S. Sheer Hosiery divestiture and approximately $4 million from changes in foreign currency exchange rates. At the midpoint, this represents an approximate 3% decrease as compared to prior year on a reported basis and an approximate 1% decrease on an organic constant currency basis.
•    GAAP operating profit from continuing operations of approximately $85 million to $100 million.
•    Adjusted operating profit from continuing operations of approximately $105 million to $120 million, which includes a projected headwind of approximately $1 million from changes in foreign currency exchange rates.
•    Pretax charges for restructuring and other action-related charges of approximately $20 million.
•    GAAP and Adjusted Interest expense of approximately $50 million.
•    GAAP and Adjusted Other expenses of approximately $10 million.
•    GAAP and Adjusted Tax expense of approximately $12 million.
•GAAP earnings per share from continuing operations of approximately $0.03 to $0.08.
•Adjusted earnings per share from continuing operations of approximately $0.09 to $0.14.
•Fully diluted shares outstanding of approximately 354 million.
HanesBrands has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/FAQ.

Note on Adjusted Measures and Reconciliation to GAAP Measures
To supplement financial results prepared in accordance with generally accepted accounting principles, the Company provides quarterly and full-year results concerning certain non‐GAAP financial measures, including adjusted diluted earnings (loss) per share from continuing operations, adjusted income (loss) from continuing operations, adjusted income tax expense, adjusted income (loss) from continuing operations before income taxes, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA, adjusted EBITDA, adjusted effective tax rate, adjusted interest expense and adjusted other expenses, net debt, leverage ratio and free cash flow.
Adjusted EPS is defined as diluted earnings (loss) per share from continuing operations excluding actions and the tax effect on actions. Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operation excluding actions and the tax effect on actions. Adjusted income tax expense is defined as income tax expense excluding actions. Adjusted income (loss) from continuing operations before income taxes is defined as income (loss) from continuing operations before income tax excluding actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted interest is defined as interest expense excluding actions. Adjusted other expenses is defined as other expenses excluding actions and adjusted effective tax rate is defined as adjusted income tax expense divided by adjusted income (loss) from continuing operations before income tax.
Charges for actions taken in 2024 and 2023, as applicable, include the supply chain restructuring and consolidation, corporate asset impairment, headcount actions and related severance charges, professional services, technology charges, gain/loss on classification of assets held for sale, loss on extinguishment of debt, gain on final settlement of cross currency swap contracts and the tax effects thereof.
While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.
HanesBrands has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of our supply chain restructuring and consolidation and other actions that are deemed to be material stand-alone initiatives apart from the Company’s core operations. HanesBrands believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the Company’s ongoing business during each period presented without giving effect to costs associated with the execution of any of the aforementioned actions taken.
The Company has also chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as net income (loss) before the impacts of discontinued operations, interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding (x) restructuring charges related to our supply chain restructuring and consolidation, and other action-related charges described in more detail in Table 6-A and (y) certain other losses, charges and expenses as defined in the Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended (the “Credit Agreement”) described in more detail in Table 6-B. HanesBrands believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.
Net debt is defined as the total of current debt, long-term debt, and borrowings under the accounts receivable securitization facility (excluding long-term debt issuance costs and debt discount and borrowings of unrestricted subsidiaries under the accounts receivable securitization facility) less (x) other debt and cash adjustments and (y) cash and cash equivalents. Leverage ratio is the ratio of net debt to adjusted EBITDA as it is defined in our Credit Agreement.
The Company defines free cash flow as net cash from operating activities less capital expenditures. Management believes that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. The Company defines organic net sales as net sales excluding those derived from businesses acquired or divested within the previous 12 months of the reporting date.
HanesBrands is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the Company’s reported operating results, HanesBrands also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The Company uses constant currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation.
To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
HanesBrands believes constant currency information is useful to management and investors to facilitate comparison of operating results and better identify trends in the Company’s businesses. The Company defines organic constant currency sales as net sales excluding those derived from businesses acquired or divested within the previous 12 months of the reporting date and also excluding the impact of translating foreign currencies into U.S. dollars as discussed above.
Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.
Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this news release.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains certain information that may constitute forward-looking statements, as defined under U.S. federal securities laws. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” believe,” “could,” “will,” “expect,” “outlook,” “potential,” “project,” “estimate,” “future,” “intend,”

“anticipate,” “plan,” “continue” or similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements with respect to our intent, belief and current expectations about our strategic direction, prospects and future results are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from those implied or expressed by such statements. These risks and uncertainties include, but are not limited to, with respect to the pending sale of the global Champion business, whether and when the required regulatory approvals will be obtained, whether and when the closing conditions will be satisfied, and whether and when the pending sale will close, if at all; our ability to execute, and realize benefits, successfully, or at all, from the pending sale of the global Champion business; our ability to successfully implement our strategic plans, including our supply chain restructuring and consolidation and other cost savings initiatives; trends associated with our business; the rapidly changing retail environment and the level of consumer demand; the effects of any geopolitical conflicts (including the ongoing Russia-Ukraine conflict and Middle East conflicts) or public health emergencies or severe global health crises, including effects on consumer spending, global supply chains, critical supply routes and the financial markets; our ability to deleverage on the anticipated time frame or at all, which could negatively impact our ability to satisfy the financial covenants in our Credit Agreement or other contractual arrangements; any inadequacy, interruption, integration failure or security failure with respect to our information technology; future intangible assets or goodwill impairment due to changes in our business, market conditions, or other factors, including significant fluctuations in foreign exchange rates; legal, regulatory, political and economic risks related to our international operations; our ability to effectively manage our complex international tax structure; our future financial performance; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

About HanesBrands
HanesBrands (NYSE: HBI) makes everyday apparel that is known and loved by consumers around the world for comfort, quality and value. Among the Company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Bonds, which is setting new standards for design and sustainability; Maidenform, America’s number one shapewear brand; and Bali, America’s number one national bra brand. HBI employs 48,000 associates in approximately 30 countries and has built a strong reputation for workplace quality and ethical business practices. The Company, a longtime leader in sustainability, has set aggressive 2030 goals to improve the lives of people, protect the planet and produce sustainable products.

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarters Ended			Six Months Ended
	June 29, 2024	July 1, 2023	% Change	June 29, 2024	July 1, 2023	% Change
Net sales	$995,393	$1,035,004	(3.8)%	$1,773,606	$1,919,034	(7.6)%
Cost of sales	688,320	678,211		1,157,218	1,279,862
Gross profit	307,073	356,793	(13.9)%	616,388	639,172	(3.6)%
As a % of net sales	30.8%	34.5%		34.8%	33.3%
Selling, general and administrative expenses	370,202	286,860	29.1%	640,409	543,695	17.8%
As a % of net sales	37.2%	27.7%		36.1%	28.3%
Operating profit (loss)	(63,129)	69,933	(190.3)%	(24,021)	95,477	(125.2)%
As a % of net sales	(6.3)%	6.8%		(1.4)%	5.0%
Other expenses	10,785	7,239		20,014	21,977
Interest expense, net	50,299	58,718		100,905	103,938
Income (loss) from continuing operations before income taxes	(124,213)	3,976		(144,940)	(30,438)
Income tax expense	12,332	12,826		22,215	29,006
Loss from continuing operations	(136,545)	(8,850)		(167,155)	(59,444)
Income (loss) from discontinued operations, net of tax	(161,835)	(13,614)		(170,347)	2,576
Net loss	$(298,380)	$(22,464)		$(337,502)	$(56,868)

Earnings (loss) per share - basic:
Continuing operations	$(0.39)	$(0.03)		$(0.48)	$(0.17)
Discontinued operations	(0.46)	(0.04)		(0.48)	0.01
Net loss	$(0.85)	$(0.06)		$(0.96)	$(0.16)

Earnings (loss) per share - diluted:
Continuing operations	$(0.39)	$(0.03)		$(0.48)	$(0.17)
Discontinued operations	(0.46)	(0.04)		(0.48)	0.01
Net loss	$(0.85)	$(0.06)		$(0.96)	$(0.16)

Weighted average shares outstanding:
Basic	351,990	350,501		351,783	350,468
Diluted	351,990	350,501		351,783	350,468

TABLE 2-A
HANESBRANDS INC.
Supplemental Financial Information
Impact of Foreign Currency
(in thousands, except per share data)
(Unaudited)

The following tables present a reconciliation of reported results on a constant currency basis for the quarter and six months ended June 29, 2024 and a comparison to prior year:

	Quarter Ended June 29, 2024
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Quarter Ended July 1, 2023	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$995,393	$(15,194)	$1,010,587	$1,035,004	(3.8)%	(2.4)%
Gross profit	307,073	(9,082)	316,155	356,793	(13.9)	(11.4)
Operating profit (loss)	(63,129)	(3,596)	(59,533)	69,933	(190.3)	(185.1)
Diluted loss per share from continuing operations[3]	$(0.39)	$(0.01)	$(0.38)	$(0.03)	1,200.0%	1,166.7%

As adjusted:[2]
Net sales	$995,393	$(15,194)	$1,010,587	$1,035,004	(3.8)%	(2.4)%
Gross profit	395,694	(9,082)	404,776	357,029	10.8	13.4
Operating profit	126,126	(3,596)	129,722	86,628	45.6	49.7
Diluted earnings per share from continuing operations[3]	$0.15	$(0.01)	$0.16	$0.02	650.0%	700.0%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2
Results for the quarters ended June 29, 2024 and July 1, 2023 reflect adjustments for restructuring and other action-related charges. See "Reconciliation of Select GAAP Measures to Non-GAAP Measures" in Table 6-A.

3	Amounts may not be additive due to rounding.

	Six Months Ended June 29, 2024
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Six Months Ended July 1, 2023	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,773,606	$(30,558)	$1,804,164	$1,919,034	(7.6)%	(6.0)%
Gross profit	616,388	(18,352)	634,740	639,172	(3.6)	(0.7)
Operating profit (loss)	(24,021)	(6,686)	(17,335)	95,477	(125.2)	(118.2)
Diluted loss per share from continuing operations[3]	$(0.48)	$(0.01)	$(0.46)	$(0.17)	182.4%	170.6%

As adjusted:[2]
Net sales	$1,773,606	$(30,558)	$1,804,164	$1,919,034	(7.6)%	(6.0)%
Gross profit	705,212	(18,352)	723,564	640,924	10.0	12.9
Operating profit	180,203	(6,686)	186,889	115,181	56.5	62.3
Diluted earnings per share from continuing operations[3]	$0.11	$(0.01)	$0.12	$(0.09)	(222.2)%	(233.3)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2
Results for the six months ended June 29, 2024 and July 1, 2023 reflect adjustments for restructuring and other action-related charges. See "Reconciliation of Select GAAP Measures to Non-GAAP Measures" in Table 6-A.

3	Amounts may not be additive due to rounding.

TABLE 2-B
HANESBRANDS INC.
Supplemental Financial Information
Organic Constant Currency
(in thousands, except per share data)
(Unaudited)

The following tables present a reconciliation of reported results on an organic constant currency basis for the quarter and six months ended June 29, 2024 and a comparison to prior year:

	Quarter Ended June 29, 2024				Quarter Ended July 1, 2023
	As Reported	Impact from Foreign Currency[1]	Less U.S. Hosiery Divestiture[2]	Organic Constant Currency	As Reported	Less U.S. Hosiery Divestiture[2]	Organic	% Change, As Reported	% Change, Organic Constant Currency
Net sales	$995,393	$(15,194)	$—	$1,010,587	$1,035,004	$13,470	$1,021,534	(3.8)%	(1.1)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2	The Company sold its U.S. Sheer Hosiery business on September 29, 2023.

	Six Months Ended June 29, 2024				Six Months Ended July 1, 2023
	As Reported	Impact from Foreign Currency[1]	Less U.S. Hosiery Divestiture[2]	Organic Constant Currency	As Reported	Less U.S. Hosiery Divestiture[2]	Organic	% Change, As Reported	% Change, Organic Constant Currency
Net sales	$1,773,606	$(30,558)	$—	$1,804,164	$1,919,034	$33,055	$1,885,979	(7.6)%	(4.3)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2	The Company sold its U.S. Sheer Hosiery business on September 29, 2023.

TABLE 3
HANESBRANDS INC.
Supplemental Financial Information
By Business Segment
(in thousands)
(Unaudited)

	Quarters Ended			Six Months Ended
	June 29, 2024	July 1, 2023	% Change	June 29, 2024	July 1, 2023	% Change
Segment net sales:
U.S.	$740,154	$751,049	(1.5)%	$1,284,045	$1,350,933	(5.0)%
International	254,539	264,406	(3.7)	488,088	520,745	(6.3)
Other	700	19,549	(96.4)	1,473	47,356	(96.9)
Total net sales	$995,393	$1,035,004	(3.8)%	$1,773,606	$1,919,034	(7.6)%

Segment operating profit:
U.S.	$158,214	$125,154	26.4%	$256,477	$191,761	33.7%
International	30,542	21,701	40.7	51,040	44,245	15.4
Other	(130)	(1,721)	(92.4)	551	(212)	(359.9)
General corporate expenses/other	(62,500)	(58,506)	6.8	(127,865)	(120,613)	6.0
Total operating profit before restructuring and other action-related charges	126,126	86,628	45.6	180,203	115,181	56.5
Restructuring and other action-related charges	(189,255)	(16,695)	1,033.6	(204,224)	(19,704)	936.5
Total operating profit (loss)	$(63,129)	$69,933	(190.3)%	$(24,021)	$95,477	(125.2)%

	Quarters Ended			Six Months Ended
	June 29, 2024	July 1, 2023	Basis Points Change	June 29, 2024	July 1, 2023	Basis Points Change
Segment operating margin:
U.S.	21.4%	16.7%	471	20.0%	14.2%	578
International	12.0	8.2	379	10.5	8.5	196
Other	(18.6)	(8.8)	(977)	37.4	(0.4)	3,785
General corporate expenses/other	(6.3)	(5.7)	(63)	(7.2)	(6.3)	(92)
Total operating margin before restructuring and other action-related charges	12.7	8.4	430	10.2	6.0	416
Restructuring and other action-related charges	(19.0)	(1.6)	(1,740)	(11.5)	(1.0)	(1,049)
Total operating margin	(6.3)%	6.8%	(1,310)	(1.4)%	5.0%	(633)

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 29, 2024	December 30, 2023	July 1, 2023
Assets
Cash and cash equivalents	$213,767	$185,717	$173,415
Trade accounts receivable, net	483,951	451,052	558,165
Inventories	937,980	972,654	1,173,006
Other current assets	189,347	117,057	155,262
Current assets held for sale	460,863	549,735	831,849
Total current assets	2,285,908	2,276,215	2,891,697
Property, net	209,801	354,410	369,812
Right-of-use assets	240,219	281,898	297,820
Trademarks and other identifiable intangibles, net	936,294	959,851	955,786
Goodwill	658,736	664,805	658,864
Deferred tax assets	17,029	18,176	3,762
Other noncurrent assets	126,385	139,151	142,398
Noncurrent assets held for sale	905,472	945,808	958,892
Total assets	$5,379,844	$5,640,314	$6,279,031

Liabilities
Accounts payable	$704,114	$580,285	$791,531
Accrued liabilities	512,717	421,805	399,696
Lease liabilities	65,136	70,490	67,731
Accounts Receivable Securitization Facility	—	6,000	149,000
Current portion of long-term debt	44,250	59,000	59,000
Current liabilities held for sale	240,263	252,988	261,130
Total current liabilities	1,566,480	1,390,568	1,728,088
Long-term debt	3,224,155	3,235,640	3,504,275
Lease liabilities - noncurrent	217,483	239,686	252,944
Pension and postretirement benefits	95,067	103,456	109,708
Other noncurrent liabilities	93,705	123,918	206,534
Noncurrent liabilities held for sale	118,551	127,693	129,522
Total liabilities	5,315,441	5,220,961	5,931,071

Stockholders’ equity
Preferred stock	—	—	—
Common stock	3,516	3,501	3,498
Additional paid-in capital	363,078	353,367	343,042
Retained earnings	217,400	554,796	515,595
Accumulated other comprehensive loss	(519,591)	(492,311)	(514,175)
Total stockholders’ equity	64,403	419,353	347,960
Total liabilities and stockholders’ equity	$5,379,844	$5,640,314	$6,279,031

TABLE 5
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Quarters Ended		Six Months Ended
	June 29, 2024(1)	July 1, 2023(1)	June 29, 2024(1)	July 1, 2023(1)
Operating Activities:
Net loss	$(298,380)	$(22,464)	$(337,502)	$(56,868)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	22,304	18,343	39,978	35,703
Amortization of acquisition intangibles	4,100	4,159	8,203	8,345
Other amortization	2,899	3,593	6,198	6,398
Impairment of long-lived assets and goodwill	76,604	—	76,604	—
Inventory write-down charges	117,663	—	117,663	—
Loss on extinguishment of debt	—	—	—	8,466
Loss on classification of assets held for sale	51,071	7,338	51,071	5,199
Amortization of debt issuance costs and debt discount	2,561	2,266	5,105	4,239
Other	16,103	6,635	13,722	11,837
Changes in assets and liabilities:
Accounts receivable	(51,193)	(4,972)	(54,487)	46,671
Inventories	17,529	125,095	(41,850)	132,956
Other assets	7,088	(25,856)	(466)	(36,617)
Accounts payable	30,964	(4,142)	134,029	39,029
Accrued pension and postretirement benefits	80	1,461	261	2,940
Accrued liabilities and other	79,033	(23,760)	86,068	(76,065)
Net cash from operating activities	78,426	87,696	104,597	132,233
Investing Activities:
Capital expenditures	(7,834)	(9,326)	(28,091)	(33,570)
Other	3,625	103	3,653	19,047
Net cash from investing activities	(4,209)	(9,223)	(24,438)	(14,523)
Financing Activities:
Borrowings on Term Loan Facilities	—	—	—	891,000
Repayments on Term Loan Facilities	(14,750)	(8,500)	(29,500)	(14,750)
Borrowings on Accounts Receivable Securitization Facility	467,000	463,000	980,500	1,051,000
Repayments on Accounts Receivable Securitization Facility	(484,500)	(480,000)	(986,500)	(1,111,500)
Borrowings on Revolving Loan Facilities	293,000	556,000	609,000	977,500
Repayments on Revolving Loan Facilities	(293,000)	(627,500)	(609,000)	(1,088,500)
Borrowings on Senior Notes	—	—	—	600,000
Repayments on Senior Notes	—	—	—	(1,436,884)
Payments to amend and refinance credit facilities	(501)	(864)	(679)	(28,235)
Other	214	(1,117)	(3,817)	(2,792)
Net cash from financing activities	(32,537)	(98,981)	(39,996)	(163,161)
Effect of changes in foreign exchange rates on cash	(195)	(869)	(12,963)	(1,130)
Change in cash and cash equivalents	41,485	(21,377)	27,200	(46,581)
Cash and cash equivalents at beginning of period	191,216	213,209	205,501	238,413
Cash and cash equivalents at end of period	$232,701	$191,832	$232,701	$191,832

Balances included in the Condensed Consolidated Balance Sheets:
Cash and cash equivalents	$213,767	$173,415	$213,767	$173,415
Cash and cash equivalents included in current assets held for sale	18,934	18,417	18,934	18,417
Cash and cash equivalents at end of period	$232,701	$191,832	$232,701	$191,832

1	The cash flows related to discontinued operations have not been segregated and remain included in the major classes of assets and liabilities. Accordingly, the Condensed Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.

TABLE 6-A
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

The following tables present a reconciliation of results from continuing operations as reported under GAAP to the results from continuing operations as adjusted for the quarter and six months ended June 29, 2024 and a comparison to prior year. The Company has chosen to present the following non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating continuing operations absent the effect of restructuring and other actions that are deemed to be material stand-alone initiatives apart from the Company’s core operations. While these costs are not expected to continue for any individual transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.

Restructuring and other action-related charges in 2024 and 2023 include the following:

Supply chain restructuring and consolidation
In 2024, represents charges as a result of the pending sale of the global Champion business and the completed exit of the U.S.-based outlet store business in July 2024 related to significant restructuring and consolidation efforts within the Company’s supply chain network, both manufacturing and distribution, to align the Company’s network to its continuing operations to drive stronger operating performance and margin expansion. In 2023, represents charges related to supply chain segmentation to restructure and position the Company’s distribution and manufacturing network to align with its demand trends, simplify operations and improve efficiencies.

Corporate asset impairment charges
Primarily represents charges related to a contract terminated in the second quarter of 2024 and impairment of the Company’s headquarters location that was classified as held for sale in the second quarter of 2024.

Headcount actions and related severance	Represents charges related to operating model initiatives primarily headcount actions and related severance charges and adjustments related to restructuring activities.
Professional services	Represents professional fees, primarily including consulting and advisory services, related to restructuring activities.
Technology	Represents technology charges related to the implementation of the Company’s technology modernization initiative which includes a global enterprise resource planning platform.
Gain/loss on classification of assets held for sale	Represents the gain/loss to adjust the valuation allowance related to the U.S. Sheer Hosiery business, prior to the sale on September 29, 2023, primarily from the changes in carrying value due to changes in working capital.
Loss on extinguishment of debt	Represents charges related to the redemption of the Company’s 4.625% Senior Notes and 3.5% Senior Notes in the first quarter of 2023.
Gain on final settlement of cross currency swap contracts	Primarily represents the remaining gain related to cross-currency swap contracts previously designated as cash flow hedges in accumulated other comprehensive loss which was released into earnings as the Company unwound the cross-currency swap contracts in connection with the redemption of the 3.5% Senior Notes at the time of settlement in the first quarter of 2023.
Tax effect on actions	Represents the applicable effective tax rate on the restructuring and other action-related charges based on the jurisdiction of where the charges were incurred.

	Quarters Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Gross profit, as reported under GAAP	$307,073	$356,793	$616,388	$639,172
As a % of net sales	30.8%	34.5%	34.8%	33.3%
Restructuring and other action-related charges:
Supply chain restructuring and consolidation	78,226	236	78,393	1,752
Corporate asset impairment charges	10,395	—	10,395	—
Headcount actions and related severance	—	—	36	—
Gross profit, as adjusted	$395,694	$357,029	$705,212	$640,924
As a % of net sales	39.8%	34.5%	39.8%	33.4%

	Quarters Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Selling, general and administrative expenses, as reported under GAAP	$370,202	$286,860	$640,409	$543,695
As a % of net sales	37.2%	27.7%	36.1%	28.3%
Restructuring and other action-related charges:
Supply chain restructuring and consolidation	(78,581)	—	(80,521)	—
Corporate asset impairment charges	(9,712)	—	(9,712)	—
Headcount actions and related severance	(6,911)	(2,760)	(19,062)	(1,889)
Professional services	(3,544)	(3,608)	(4,034)	(3,648)
Technology	(218)	(2,881)	(399)	(7,102)
Loss on classification of assets held for sale	—	(7,338)	—	(5,199)
Other	(1,668)	128	(1,672)	(114)
Selling, general and administrative expenses, as adjusted	$269,568	$270,401	$525,009	$525,743
As a % of net sales	27.1%	26.1%	29.6%	27.4%

	Quarters Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Operating profit (loss), as reported under GAAP	$(63,129)	$69,933	$(24,021)	$95,477
As a % of net sales	(6.3)%	6.8%	(1.4)%	5.0%
Restructuring and other action-related charges:
Supply chain restructuring and consolidation	156,807	236	158,914	1,752
Corporate asset impairment charges	20,107	—	20,107	—
Headcount actions and related severance	6,911	2,760	19,098	1,889
Professional services	3,544	3,608	4,034	3,648
Technology	218	2,881	399	7,102
Loss on classification of assets held for sale	—	7,338	—	5,199
Other	1,668	(128)	1,672	114
Operating profit, as adjusted	$126,126	$86,628	$180,203	$115,181
As a % of net sales	12.7%	8.4%	10.2%	6.0%

	Quarters Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Interest expense, net and other expenses, as reported under GAAP	$61,084	$65,957	$120,919	$125,915
Restructuring and other action-related charges:
Loss on extinguishment of debt	—	—	—	(8,466)
Gain on final settlement of cross currency swaps	—	—	—	1,370
Interest expense, net and other expenses, as adjusted	$61,084	$65,957	$120,919	$118,819

	Quarters Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Income (loss) from continuing operations before income taxes, as reported under GAAP	$(124,213)	$3,976	$(144,940)	$(30,438)
Restructuring and other action-related charges:
Supply chain restructuring and consolidation	156,807	236	158,914	1,752
Corporate asset impairment charges	20,107	—	20,107	—
Headcount actions and related severance	6,911	2,760	19,098	1,889
Professional services	3,544	3,608	4,034	3,648
Technology	218	2,881	399	7,102
Loss on classification of assets held for sale	—	7,338	—	5,199
Other	1,668	(128)	1,672	114
Loss on extinguishment of debt	—	—	—	8,466
Gain on final settlement of cross currency swaps	—	—	—	(1,370)
Income (loss) from continuing operations before income taxes, as adjusted	$65,042	$20,671	$59,284	$(3,638)

	Quarters Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Loss from continuing operations, as reported under GAAP	$(136,545)	$(8,850)	$(167,155)	$(59,444)
Restructuring and other action-related charges:
Supply chain restructuring and consolidation	156,807	236	158,914	1,752
Corporate asset impairment charges	20,107	—	20,107	—
Headcount actions and related severance	6,911	2,760	19,098	1,889
Professional services	3,544	3,608	4,034	3,648
Technology	218	2,881	399	7,102
Loss on classification of assets held for sale	—	7,338	—	5,199
Other	1,668	(128)	1,672	114
Loss on extinguishment of debt	—	—	—	8,466
Gain on final settlement of cross currency swaps	—	—	—	(1,370)
Tax effect on actions	—	—	—	—
Income (loss) from continuing operations, as adjusted	$52,710	$7,845	$37,069	$(32,644)

	Quarters Ended[1]		Six Months Ended[1]
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Diluted loss per share from continuing operations, as reported under GAAP	$(0.39)	$(0.03)	$(0.48)	$(0.17)
Restructuring and other action-related charges:
Supply chain restructuring and consolidation	0.44	0.00	0.45	0.00
Corporate asset impairment charges	0.06	—	0.06	—
Headcount actions and related severance	0.02	0.01	0.05	0.01
Professional services	0.01	0.01	0.01	0.01
Technology	0.00	0.01	0.00	0.02
Loss on classification of assets held for sale	—	0.02	—	0.01
Other	0.00	0.00	0.00	0.00
Loss on extinguishment of debt	—	—	—	0.02
Gain on final settlement of cross currency swaps	—	—	—	0.00
Tax effect on actions	—	—	—	—
Diluted earnings (loss) per share from continuing operations, as adjusted	$0.15	$0.02	$0.11	$(0.09)

1	Amounts may not be additive due to rounding.

TABLE 6-B
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Last Twelve Months
	June 29, 2024	July 1, 2023
Leverage Ratio:

EBITDA[1]:
Loss from continuing operations	$(71,942)	$(512,826)
Interest expense, net	211,260	177,737
Income tax expense (benefit)	(20,701)	477,435
Depreciation and amortization	84,793	80,044
Total EBITDA	203,410	222,390
Total restructuring and other action-related charges (excluding tax effect on actions)[2]	207,319	70,311
Other net losses, charges and expenses[3]	96,060	118,533
Total EBITDA from discontinued operations, as adjusted[4]	165,532	223,822
Total EBITDA, as adjusted	$672,321	$635,056

Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility excluding long-term debt issuance costs and debt discount of $32,845 and $38,475, respectively)	$3,301,250	$3,750,750
(Less) debt related to an unrestricted subsidiary[5]	—	—
Other debt and cash adjustments[6]	3,957	3,587
(Less) Cash and cash equivalents of continuing operations	(213,767)	(173,415)
(Less) Cash and cash equivalents of discontinued operations	(18,934)	(18,417)
Net debt	$3,072,506	$3,562,505

Debt/Loss from continuing operations[7]	(45.9)	(7.3)

Net debt/EBITDA, as adjusted[8]	4.6	5.6

1	Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.
2
The last twelve months ended June 29, 2024 includes $158 million of supply chain restructuring and consolidation charges, $22 million of headcount actions and related severance charges, $20 million of corporate asset impairment charges, $4 million of professional services, $2 million of technology charges, $3 million related to other restructuring and other action-related charges and $(2) million of a gain on the sale of business and classification of assets held for sale. The last twelve months ended July 1, 2023 includes $15 million of supply chain restructuring and consolidation charges, $13 million of a loss on classification of assets held for sale, $12 million of professional services, $12 million of technology charges, $10 million of headcount actions and related severance charges, $8 million of a loss on extinguishment of debt, $1 million related to other restructuring and other action-related charges and $(1) million of a gain on the final settlement of cross currency swap contracts. The items included in restructuring and other action-related charges are described in more detail in Table 6-A.

3
Represents other net losses, charges and expenses that can be excluded from the Company’s leverage ratio as defined under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended. The last twelve months ended June 29, 2024, primarily includes $50 million of excess and obsolete inventory write-offs, $18 million in other compensation related items primarily stock compensation expense, $16 million of pension non-cash expense, $13 million in charges related to sales incentive amortization, $11 million of non-cash cloud computing expense, $(3) million of recovery of bad debt expense, $(2) million of net unrealized gains due to hedging activities and a $(7) million adjustment for interest expense on debt and amortization of debt issuance costs related to an unrestricted subsidiary. The last twelve months ended July 1, 2023, primarily includes $32 million of excess and obsolete inventory write-offs, $20 million in other compensation related items primarily stock compensation expense, $20 million in charges related to the ransomware attack and extraordinary events, $19 million of pension non-cash expense, $12 million in charges related to sales incentive amortization, $6 million of bad debt expense, $5 million in charges related to unrealized losses due to hedging and $5 million of non-cash cloud computing expense.

4	Represents Total EBITDA from discontinued operations, as adjusted for all items that can be excluded from the Company’s leverage ratio as defined under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended.
5	Represents amounts outstanding under an existing accounts receivable securitization facility entered into by an unrestricted subsidiary of the Company.
6	Includes drawn and undrawn letters of credit, financing leases and cash balances in certain geographies.
7	Represents Debt divided by Loss from continuing operations, which is the most comparable GAAP financial measure to Net debt/EBITDA, as adjusted.
8
Represents the Company’s leverage ratio defined as Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended, which excludes other net losses, charges and expenses in addition to restructuring and other action-related charges.

	Quarters Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Free cash flow[1]:
Net cash from operating activities	$78,426	$87,696	$104,597	$132,233
Capital expenditures	(7,834)	(9,326)	(28,091)	(33,570)
Free cash flow	$70,592	$78,370	$76,506	$98,663

1	Free cash flow includes the results from continuing and discontinued operations for all periods presented.

TABLE 7
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook
(in thousands, except per share data)
(Unaudited)

	Quarter Ended	Year Ended
	September 28, 2024	December 28, 2024
Operating profit outlook, as calculated under GAAP	$85,000 to $100,000	$151,000 to $171,000
Restructuring and other action-related charges outlook	20,000	244,000
Operating profit outlook, as adjusted	$105,000 to $120,000	$395,000 to $415,000

Interest expense, net outlook, as calculated under GAAP	$50,000	$210,000
Restructuring and other action-related charges outlook	—	10,000
Interest expense, net outlook, as adjusted	$50,000	$200,000

Diluted earnings (loss) per share from continuing operations outlook, as calculated under GAAP[1]	$0.03 to $0.08	$(0.41) to $(0.35)
Restructuring and other action-related charges outlook	0.06	0.72
Diluted earnings per share from continuing operations outlook, as adjusted	$0.09 to $0.14	$0.31 to $0.37

Cash flow from operations outlook, as calculated under GAAP		$200,000
Capital expenditures outlook		40,000
Free cash flow outlook		$160,000

1
The Company expects approximately 354 million diluted weighted average shares outstanding for the quarter ended September 28, 2024 and approximately 353 million diluted weighted average shares outstanding for the year ended December 28, 2024.

The Company is unable to reconcile projections of financial performance beyond 2024 without unreasonable efforts, because the Company cannot predict, with a reasonable degree of certainty, the type and extent of certain items that would be expected to impact these figures in 2024 and beyond, such as net sales, operating profit, tax rates and action related charges.